As filed with the Securities and Exchange Commission on September 3, 1998

                                                      Registration No. 333-39485

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        MARINER POST-ACUTE NETWORK, INC.
                    (FORMERLY PARAGON HEALTH NETWORK, INC.)
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                   74-2012902
(State or Other Jurisdiction of         (I.R.S. Employer Identification Number)
 Incorporation or Organization)

                               ONE RAVINIA DRIVE
                                   Suite 1500
                             ATLANTA, GEORGIA 30346
              (Address of Principal Executive Offices)(Zip Code)

             PARAGON HEALTH NETWORK, INC. LONG-TERM INCENTIVE PLAN
                       GRANCARE, INC. 401(K) SAVINGS PLAN
                    GRANCARE, INC. 1996 STOCK INCENTIVE PLAN
               GRANCARE, INC. 1996 REPLACEMENT STOCK OPTION PLAN
             GRANCARE, INC. OUTSIDE DIRECTORS' STOCK INCENTIVE PLAN
        EVERGREEN HEALTHCARE, INC. EMPLOYEES' 401(K) PROFIT SHARING PLAN
                           (Full Title of the Plan)

                              SUSAN THOMAS WHITTLE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        MARINER POST-ACUTE NETWORK, INC.
                               ONE RAVINIA DRIVE
                                   SUITE 1500
                               ATLANTA, GA  30346
                    (Name and Address of Agent for Service)

                                 (678) 443-7000
         (Telephone Number, Including Area Code, of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

SUSAN THOMAS WHITTLE                    RICHARD H. MILLER, ESQ.
SENIOR VICE PRESIDENT,                  POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
GENERAL COUNSEL AND SECRETARY           SIXTEENTH FLOOR
MARINER POST-ACUTE NETWORK, INC.        191 PEACHTREE STREET, N.E.
ONE RAVINIA DRIVE                       ATLANTA, GEORGIA 30303
SUITE 1500
ATLANTA, GA 30346

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                            Proposed Maximum      Proposed Maximum
         Title of Securities            Amount To Be         Offering Price      Aggregate Offering       Amount of
           To Be Registered          Registered/(1)/ /(2)/    Per Share/(3)/          Price/(3)/       Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share..............................        4,010,724           $7.4375              $29,829,760             $8,800
========================================================================================================================


/(1)/ Shares registered pursuant to this Amendment No. 1 include: (i) 10,724 shares (as adjusted for the 3 for 1 stock split which took place on December 29, 1997 (the "Stock Split")) to be issued pursuant to the Evergreen Healthcare, Inc. Employees' 401(k) Profit Sharing Plan ("Evergreen 401(k) Plan"), which was assumed by the Registrant in connection with the GranCare Merger (defined below),and (ii) 4,000,000 shares to be issued pursuant to the Registrant's 1997 Long-Term Incentive Plan (the "1997 Plan") (the number of shares authorized for issuance under the 1997 Plan was increased from 6,000,000 to 10,000,000 shares pursuant to a proposal submitted to a special meeting of the Registrant's stockholders on July 28, 1998). This Registration Statement also covers an indeterminate number of plan interests issuable under the Evergreen 401(k) Plan and such additional shares as may be issued by the Registrant under such plan pursuant to a stock split, stock dividend, recapitalization or similar event involving the Registrant's common stock.

/(2)/ An aggregate of 9,205,986 shares (as adjusted for the Stock Split) were registered pursuant to the original filing of this Registration Statement. Shares previously registered include: (i) 6,000,000 shares to be issued under the Paragon Health Network, Inc. 1997 Long-Term Incentive Plan; (ii) 351,900 shares to be issued under the GranCare, Inc. 401(k) Savings Plan;
      (iii) 1,055,700 shares to be issued under the GranCare, Inc. 1996 Stock Incentive Plan; (iv) 1,657,626 shares to be issued under the GranCare, Inc. 1996 Replacement Stock Option Plan; and (v) 140,760 shares to be issued under the GranCare, Inc. Outside Directors' Stock Option Plan. The Registrant assumed the obligations of GranCare, Inc. under the plans listed in clauses (ii)-(v) above in connection with the merger of GranCare, Inc. with a wholly owned subsidiary of the Registrant, with GranCare, Inc. surviving the merger as a wholly owned subsidiary of the Registrant (the "GranCare Merger"), and will issue shares of the Registrant's Common Stock in lieu of shares of GranCare, Inc. common stock under such plans. This Registration Statement also covers an indeterminate number of plan interests issuable under the GranCare, Inc. 401(k) Savings Plan and such additional shares as may be issued by the Registrant under any of the plans listed above pursuant to a stock split, stock dividend, recapitalization or similar event involving the Registrant's Common Stock.

/(3)/ Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act") and based on the average of the high and low sales prices reported on the New York Stock Exchange Composite Tape on August 31, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


  The document(s) containing the information required to be set forth in the
Section 10(a) prospectus will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant (File No. 1-10968) are incorporated herein by reference:

     (1)  Annual Report on Form 10-K for the fiscal year ended September 30,
          1997;

     (2) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998;

     (3) Current Report on Form 8-K dated November 12, 1997, as amended by Current Report on Form 8-K/A dated January 20, 1998, Current Report on Form 8-K dated April 13, 1998 and Current Report on Form 8-K dated August 11, 1998; and

     (4) The description of Common Stock contained in the Registration Statement on Form 8-A, as filed with the Commission on December 23, 1991.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that he or she actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Seventh of the Second Amended and Restated Certificate of Incorporation (the "Second Amended and Restated Certificate of Incorporation") of the Registrant provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL, as it may be amended from time to time. Article Eighth of the Second Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by
Section 145 of the DGCL, as it may be amended from time to time. In addition,
Article VII of the Second Amended and Restated Bylaws of the Registrant requires that the Registrant indemnify any person who was or is an authorized representative of the Registrant and who was, is or is threatened to be made a party to any third party proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. In a corporate proceeding, the Registrant is required to indemnify any person who was or is an authorized representative of the Registrant and who was, is or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding is brought shall determine upon application that the authorized representative is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in the defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because the authorized representative has either met the applicable standard of conduct or has been successful on the merits or otherwise and that the amount requested has been actually and reasonably incurred. Such determination shall be made: (i) by the Board of Directors by a majority of a quorum consisting of directors who were not parties to the proceeding; (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Registrant. Expenses actually and reasonably incurred by an officer or director in defending any third party or corporate proceeding shall be paid on his or her behalf by the Registrant in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. In the case of an authorized representative other than an officer or director, the Registrant shall advance expenses actually and reasonably incurred in defending any third party or corporate proceeding in advance of the final disposition of the proceeding as authorized by the Board of Directors upon receipt of the undertaking described above.

     The Registrant maintains at its expense a policy of insurance that insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.


ITEM 8.  EXHIBITS.

         The following items are filed as exhibits to this Registration
         Statement:

         Exhibit No.:                       Description
         -----------                        -----------

         5.1           Opinion of Powell, Goldstein, Frazer & Murphy LLP

         23.1          Consent of Ernst & Young LLP

         23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in its exhibit filed as Exhibit 5.1)


ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of August, 1998.

                                  MARINER POST-ACUTE NETWORK, INC.


                                  By: /s/ Susan Thomas Whittle
                                      ----------------------------------
                                          Susan Thomas Whittle
                                          Senior Vice President, General
                                          Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on August 31, 1998.

          Signature                              Title
          ---------                              -----

              *                        Chairman of the Board and
---------------------------------      Chief Executive Officer
Keith B. Pitts                         (Principal Executive Officer)

/s/ Arthur W. Stratton, Jr., M.D.      Vice Chairman of the Board,
---------------------------------      President and Chief Operating
Arthur W. Stratton, Jr., M.D.          Officer


              *                        Director
---------------------------------
Laurence M. Berg

              *                        Director
---------------------------------
Peter P. Copses

              *                        Director
---------------------------------
John H. Kissick

              *                        Director
---------------------------------
William G. Petty, Jr.

              *                        Director
---------------------------------
Robert L. Rosen

              *                        Director
---------------------------------
Gene E. Burleson

/s/ Samuel B. Kellet                   Director
---------------------------------
Samuel B. Kellet

              *                        Director
---------------------------------
Joel S. Kanter

/s/ Jay M. Gellert                     Director
---------------------------------
Jay M. Gellert

              *                        Executive Vice President
---------------------------------      and Chief Financial Officer
Charles B. Carden                      (Principal Financial Officer)

/s/ Ronald W. Fleming                  Vice President, Controller
---------------------------------      and Chief Accounting Officer
Ronald W. Fleming                      (Principal Accounting Officer)

*/s/ Susan Thomas Whittle
---------------------------------
Susan Thomas Whittle
Attorney-in-Fact

                               INDEX TO EXHIBITS
                               -----------------


     Exhibit No.:   Description
     -----------    -----------

     5.1            Opinion of Powell, Goldstein, Frazer & Murphy LLP

     23.1           Consent of Ernst & Young LLP

     23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in its exhibit filed as Exhibit 5.1)